UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 3)

                           CARMIKE CINEMAS, INC.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                   COMMON STOCK, PAR VALUE $.03 PER SHARE
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 143436400
-------------------------------------------------------------------------------
                               (CUSIP Number)

                             BEN I. ADLER, ESQ.
                            GOLDMAN, SACHS & CO.
                              85 BROAD STREET
                             NEW YORK, NY 10004
                               (212) 902-1000
-------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             FEBRUARY 11, 2004
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 2 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    GOLDMAN, SACHS & CO.
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             AF
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [x]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    NEW YORK
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                2,693,256


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               2,693,256


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    2,693,256
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    22.3%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    BD-PN-IA
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 3 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    THE GOLDMAN SACHS GROUP, INC.
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             AF
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    DELAWARE
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                2,693,256


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               2,693,256


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    2,693,256
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    22.3%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    HC-CO
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 4 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    GS CAPITAL PARTNERS III, L.P.
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             WC
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    DELAWARE
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                1,834,581


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               1,834,581


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    1,834,581
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    15.2%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    PN
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 5 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    GS CAPITAL PARTNERS III OFFSHORE, L.P.
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             WC
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    CAYMAN ISLANDS
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                504,348


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               504,348


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    504,348

------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    4.2%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    PN
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 6 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    GS ADVISORS III, L.L.C.
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             AF
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    DELAWARE
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                2,338,929


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               2,338,929


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    2,338,929
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    19.3%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    OO
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 7 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    GS CAPITAL PARTNERS III GERMANY CIVIL LAW PARTNERSHIP
                    (with limitation of liability)
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             WC
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    GERMANY
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                84,693


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               84,693


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    84,693
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.7%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    PN
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 8 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    GOLDMAN, SACHS & CO. OHG
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             AF
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    GERMANY
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                84,693


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               84,693


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    84,693
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.7%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    PN
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 9 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    BRIDGE STREET FUND 1998, L.P.
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             WC
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    DELAWARE
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                62,430


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               62,430


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    62,430
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.5%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    PN
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 10 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    STONE STREET FUND 1998, L.P.
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             WC
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    DELAWARE
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                206,860


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               206,860


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    206,860
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                     [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.7%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    PN
------------------- -----------------------------------------------------------

                                SCHEDULE 13D

---------------------------------------         -------------------------------
      CUSIP NO. 143436400                              Page 11 of 16 Pages
---------------------------------------         -------------------------------

------------------- -----------------------------------------------------------
     1              NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    STONE STREET 1998, L.L.C.
------------------- -----------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [  ]
                                                                       (b) [x]
------------------- -----------------------------------------------------------
     3              SEC USE ONLY
------------------- -----------------------------------------------------------
     4              SOURCE OF FUNDS
                             AF
------------------- -----------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) OR 2(e)                     [  ]
------------------- -----------------------------------------------------------
     6              CITIZENSHIP OR PLACE ORGANIZATION
                    DELAWARE
------------------- -----------------------------------------------------------
                      7     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ---------------------------------------------------
                      8     SHARED VOTING POWER
      SHARES                269,290


   BENEFICIALLY
                    ------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
     OWNED BY               0


       EACH
                    ------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    REPORTING               269,290


   PERSON WITH
------------------- ------- ---------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                    269,290
------------------- -----------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN
                    SHARES
                    [  ]
------------------- -----------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.2%
------------------- -----------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                    OO
------------------- -----------------------------------------------------------

          This Amendment No. 3, filed by GS Capital Partners III, L.P. ("GS Capital III"), GS Capital Partners III Offshore, L.P. ("GS Offshore"), GS Capital Partners III Germany Civil Law Partnership ("GS Germany"), Stone Street Fund 1998, L.P. ("Stone 1998"), Bridge Street Fund 1998, L.P. ("Bridge 1998" and, together with GS Capital III, GS Offshore, GS Germany and Stone 1998, the "Limited Partnerships"), GS Advisors III, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Stone Street 1998, L.L.C. ("Stone L.L.C."), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, Stone L.L.C., GS oHG, GS Advisors and the Limited Partnerships, the "Filing Persons")(1), amends and supplements the Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission (the "SEC") on October 8, 1999 (as amended by Amendment No. 1 filed on February 8, 2002 and Amendment No. 2 filed on February 2, 2004, the "Schedule 13D") relating to the common stock, par value $.03 per share (the "Common Stock"), of Carmike Cinemas, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.

---------------------

(1) Nether the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934.



ITEM 4.  PURPOSE OF TRANSACTION.

          Item 4 is hereby amended by adding the following at the end thereof:

          On February 4, 2004, the Initial Sale was consummated. On February 9, 2004, Goldman Sachs, as representative of the Underwriters, notified the Company that the Underwriters elected to exercise the Over-Allotment Option in full. On February 11, 2004, the sale of shares of Common Stock by the Selling Stockholders to the Underwriters pursuant to the exercise of the Over-Allotment Option in full by the Underwriters (the "Over-Allotment Option Sale") was consummated. In connection with the consummation of the Initial Sale and the Over-Allotment Option Sale, the Limited Partnerships sold an aggregate of 1,506,615 shares of Common Stock to the Underwriters, consisting of (i) an aggregate of 1,123,209 shares of Common Stock sold upon consummation of the Initial Sale and (ii) an aggregate of 383,406 shares of Common Stock sold upon consummation of the Over-Allotment Option Sale, in each case, at a price per share of $30.08 (which is net of underwriting discounts and commissions), for an aggregate amount of $45,318,979.20 (which consists of $33,786,126.72 received by the Limited Partnerships upon consummation of the Initial Sale and $11,532,852.48 received by the Limited Partnerships upon consummation of the Over-Allotment Option Sale).

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

          Items 5(a)-(e) are hereby amended in their entirety as follows:

          (a) Based on information reported by the Company in the Offering Prospectus and given that the Initial Sale was consummated on February 4, 2004, there were 12,088,512 shares of Common Stock outstanding as of the close of business on February 4, 2004.

          As of February 11, 2004, GS Capital III may be deemed to beneficially own 1,834,581 shares of Common Stock, representing approximately 15.2% of the shares of Common Stock outstanding as of February 4, 2004.

          As of February 11, 2004, GS Offshore may be deemed to beneficially own 504,348 shares of Common Stock, representing approximately 4.2% of the shares of Common Stock outstanding as of February 4, 2004.

          As of February 11, 2004, GS Advisors, as the sole general partner of each of GS Capital III and GS Offshore, may be deemed to beneficially own 2,338,929 shares of Common Stock, representing approximately 19.3% of the shares of Common Stock outstanding as of February 4, 2004.

          As of February 11, 2004, each of GS Germany and its managing partner, GS oHG, may be deemed to beneficially own 84,693 shares of Common Stock, representing approximately 0.7% of the shares of Common Stock outstanding as of February 4, 2004.

          As of February 11, 2004, Stone 1998 may be deemed to beneficially own 206,860 shares of Common Stock, representing approximately 1.7% of the shares of Common Stock outstanding as of February 4, 2004.

          As of February 11, 2004, Bridge 1998 may be deemed to beneficially own 62,430 shares of Common Stock, representing approximately 0.5% of the shares of Common Stock outstanding as of February 4, 2004.

          As of February 11, 2004, Stone L.L.C., as the sole general partner of Stone 1998 and the sole managing general partner of Bridge 1998, may be deemed to beneficially own 269,290 shares of Common Stock, representing approximately 2.2% of the shares of Common Stock outstanding as of February 4, 2004.

          As of February 11, 2004, each of Goldman Sachs and GS Group may be deemed to beneficially own an aggregate of 2,693,256 shares of Common Stock, consisting of (i) 2,692,912 shares of Common Stock that may be deemed to be beneficially owned by the Limited Partnerships as described above and (ii) 344 shares of Common Stock acquired by Goldman Sachs in ordinary course trading activities, representing approximately 22.3% of the shares of Common Stock outstanding as of February 4, 2004. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the shares of Common Stock that may be deemed to be beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates.

          In accordance with SEC Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division of GS Group and its subsidiaries and affiliates (collectively, "IBD"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GS Group. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.

          None of the Filing Persons or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B, II-C-i or II-C-ii hereto, may be deemed to beneficially own any shares of Common Stock as of February 11, 2004 other than as set forth herein.

          (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated in pages 2 through 11 above.

          (c) No transactions in the shares of Common Stock were effected by any of the Filing Persons or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B, II-C-i or II-C-ii hereto, since the most recent filing on Schedule 13D by the Filing Persons relating to the Common Stock.

          (d) No other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

          (e) Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          February 12, 2004


                                    GOLDMAN, SACHS & CO.

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    THE GOLDMAN SACHS GROUP, INC.

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    GS ADVISORS III, L.L.C.

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    GS CAPITAL PARTNERS III, L.P.

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    GS CAPITAL PARTNERS III OFFSHORE, L.P.

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    GS CAPITAL PARTNERS III GERMANY
                                    CIVIL LAW PARTNERSHIP (with
                                    limitation of liability)

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    GOLDMAN, SACHS & CO. oHG

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    STONE STREET FUND 1998, L.P.

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    BRIDGE STREET FUND 1998, L.P.

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact

                                    STONE STREET 1998, L.L.C.

                                    By:/s/ Roger S. Begelman
                                       --------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact